                                    Exhibit A

            AMENDMENT TO THE ARTICLES OF INCORPORATION ADOPTED BY THE
                     DIRECTORS OF MASON STREET FUNDS, INC.
                                 ON MAY 11, 1999

      RESOLVED, that Paragraphs (a) and (c) of Article FOURTH of the Articles of Incorporation of the corporation read as follows, effective May 12, 1999:

      FOURTH:

            (a) The total number of shares of stock of all classes and series which the corporation has the authority to issue is Three Billion Three Hundred Million (3,300,000,000) shares of capital stock (par value $0.001 per share), amounting in aggregate par value to $3,300,000. All of such shares are classified as "Common Stock." The Board of Directors may classify or reclassify any unissued shares of capital stock (whether or not such shares have been previously classified or reclassified) from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock.

            (c) The authorized shares of Common Stock shall be classified into the following eleven series of Common Stock, each series comprising the number of shares indicated, subject to the authority of the Board of Directors to classify or reclassify any unissued shares of capital stock and to the authority of the Board of Directors to increase or decrease the number of shares of capital stock or the number of shares of capital stock of any class or series that the corporation has the authority to issue:

            SERIES                            NUMBER OF SHARES IN SERIES
            ------                            --------------------------
            Small Cap Growth Stock Fund              300,000,000
            Aggressive Growth Stock Fund             300,000,000
            International Equity Fund                300,000,000
            Index 400 Stock Fund                     300,000,000
            Growth Stock Fund                        300,000,000
            Growth and Income Stock Fund             300,000,000
            Index 500 Stock Fund                     300,000,000
            Asset Allocation Fund                    300,000,000
            High Yield Bond Fund                     300,000,000
            Select Bond Fund                         300,000,000
            Municipal Bond Fund                      300,000,000

      Any series of Common Stock shall be referred to herein individually as a "Series" and collectively, together with any further series from time to time established, as the "Series."

      BE IT FURTHER RESOLVED, that the officers of the corporation are authorized and directed to prepare articles supplementary and amended Articles of Incorporation to reflect the actions taken by these resolutions, to file such articles supplementary and amended articles in accordance with the applicable requirements of the laws of Maryland, and to pay such franchise and bonus taxes as may be due.